EXHIBIT 99.1

Interliant Sells Oracle Professional Services Group
to SchlumbergerSema

Sale completes Interliant¦s divestiture of non-core businesses

PURCHASE, NEW YORK, JAN. 6, 2003 v Interliant, Inc. (OTCBB:INIT.OB), a leading provider of managed infrastructure solutions, today announced that it has completed the sale of its Oracle professional services business to SchlumbergerSema, a subsidiary of Schlumberger (NYSE:SLB) through an asset sale transaction. This sale completes the planned divestitures of non-core businesses which Interliant announced on August 5, 2002, when the company filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

The sale of the assets of the Dallas, Texas-based consulting group was closed on December 20, 2002, for cash and the assumption by SchlumbergerSema of certain debt related to the Oracle business. Additionally, SchlumbergerSema has hired all of the employees of the business.

“We have now completed an important part of our restructuring,” said Francis J. Alfano, Interliant¦s president and CEO. “Now that we have divested our non-core businesses, we can focus all of our resources on the solution areas for which we see the greatest market demand and profit potential: our managed hosting, managed messaging, and bundled security offerings. With these sales complete, we believe we are well-positioned to move on to our next milestone: emergence from Chapter 11.”

About Interliant

Interliant, Inc. (OTCBB: INIT.OB) is a leading provider of managed infrastructure solutions, encompassing messaging, security, and hosting plus an integrated set of professional services that differentiate and add customer value to these core solutions. The company makes it easier and more cost-effective for its customers to acquire, maintain, and manage their IT infrastructure via selective outsourcing. Headquartered in Purchase, New York, Interliant has forged strategic alliances and partnerships with the world’s leading software, networking and hardware manufacturers, including Check Point Software Technologies Inc., IBM and Lotus Development Corp., Microsoft, and Sun Microsystems Inc. For more information about Interliant, visit www.interliant.com

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Interliant is a trademark of Interliant, Inc., in the United States, other countries, or both.

This press release contains forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “forecast” and similar words and expressions. Such forward-looking statements involve risks and uncertainties that may cause actual results, performance, achievements and the timing of certain events to differ significantly from the results discussed or implied in the forward-looking statements. Therefore, no forward-looking statement can be guaranteed. Important factors to consider in evaluating such forward-looking statements include uncertainty that demand for our services will increase and other competitive market factors, changes in Interliant¦s business strategy or an inability to execute Interliant¦s strategy due to unanticipated changes in its business, its industry or the economy in general, unforeseen difficulties in integrating acquisitions and other factors set forth more fully in Interliant¦s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and other filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors affecting Interliant’s forward-looking statements and investors therefore should not consider any list of factors affecting Interliant’s forward-looking statements to be an exhaustive statement of risks, uncertainties or potentially inaccurate assumptions. Interliant does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that Interliant¦s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.